ASSET PURCHASE AGREEMENT


     AGREEMENT, dated as of the 18th day of March 1999, by and between Doubleday Direct, Inc. ("Seller"), a New York corporation, and ABD Acquisition Corp. ("Buyer"), a Delaware corporation.

                              W I T N E S S E T H :

     WHEREAS, Buyer is a wholly-owned subsidiary of Audio Book Club, Inc. ("Audio"); and

     WHEREAS, Seller is engaged in the business of direct marketing and distribution, by mail order and internet, of audiobooks and related products through "AUDIOBOOKS DIRECT Club" ("ABD"), a membership club (the "Business") and owns or has rights to use, among other assets, certain data bases, licenses, inventory, tradenames and goodwill relating thereto, all as more particularly set forth in this Agreement; and

     WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, as a going concern, the Business and all of the assets and rights relating thereto, subject to the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of and in reliance upon the covenants, conditions, representations and warranties herein contained, the parties hereto hereby agree as follows:

     1. Purchase and Sale Agreement.

     1.1 Agreement of Purchase and Sale. Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date (as defined in Section 2.1 hereof) Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, the Purchased Assets (as defined in Section 1.2 hereof), free and clear of any and all liens, pledges, security interests, claims, charges or encumbrances of any nature whatsoever.

     1.2 Purchased Assets. As used in this Agreement, the term "Purchased Assets" means all rights, interest and title to the properties and assets owned by Seller and otherwise employed, predominantly used or available for use in the Business, real and personal, tangible and intangible, of every kind and nature, wherever located, as the same shall exist on the Closing Date, including, without limitation:

          (i) the Masterfile Database (as defined in Section 4.5 hereof);

          (ii) except for any rights with respect to the "Doubleday" trademark and tradenames, the Intellectual Property Rights (as defined in Section 4.8 hereof), including without limitation the "AUDIOBOOKS DIRECT" name, and all goodwill associated therewith and with the Business;

          (iii) the Inventory (as defined in Section 4.6 hereof);

          (iv) all contracts, agreements or commitments, written or oral, set forth on Schedule 1.2(iv) (the "Assumed Contracts");

          (v) to the extent Seller has rights to the creative material, all brochures, sales literature, advertising materials, art work and copy files (for all media), promotional and other selling materials used in the Business, and masters thereof, wherever situated, in hard copy and electronic format, including, but not limited to, book cover images and title copy descriptions (all such items being hereinafter collectively referred to as the "Promotional Materials");

          (vi) all papers, documents (including information stored in electronic forms such as computer disks, CD Rom, computer tape, computer hard drive and the like), instruments, books and records, files, books of account and other records by which any of the Purchased Assets might be identified or rights with respect thereto enforced, or otherwise pertaining to the Purchased Assets or the Business that are located at the Seller's offices or other locations used in connection with the Business (including, without limitation, customer invoices, vendor and supplier lists, drafts and other documents and materials relating to customer transactions);

          (vii) all analytical and testing reports and files, as set forth on
     Schedule 1.2(vii), relating to the Business, including, but not limited to, all media performance (i.e., list performance/history, in house and outside lists, radio, print, package inserts performance, and telemarketing) in hard copy and electronic format;

          (viii) all back order files and collections files relating to the Business as set forth on Schedule 1.2(viii);



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

          (ix) all prepaid items, deposits and advances (including royalty advances as set forth in Schedule 4.8) relating to the Business;

          (x) all income derived, in any manner, from the exploitation of the Masterfile Database, including without limitation lists rental, package inserts (PIP) and ridealong (RAL) revenue becoming due after the Closing Date (collectively "List Revenues"); and

          (xi) other assets predominantly used in or available for use in the Business.

     1.3 Additional Purchased Assets. In the event that Buyer shall establish and notify Seller at any time or from time to time following the Closing Date that any of the Schedules describing the Purchased Assets failed to include assets or properties of Seller used by Seller in the Business (other than Excluded Assets), then: (a) with respect to any such assets or properties used in the Business, Seller shall, at its own expense, promptly convey, transfer, assign and deliver to Buyer or other such person as may be designated by Buyer, and Buyer or such designee shall acquire from Seller, without additional consideration, all such assets and properties, which shall be deemed for all purposes to be included in the definition of Purchased Assets hereunder as provided in Section 1.2 hereof and (b) with respect to any such assets or properties used primarily, but not exclusively, in the Business, Seller shall grant to Buyer an irrevocable, royalty-free license or otherwise convey to Buyer the unlimited right to use any such assets or property, without additional consideration. Excluded Assets shall mean (a) accounts receivable and other receivables related to merchandise shipped prior to the Closing Date and list rentals due prior to the Closing Date, (b) contracts, agreements or commitments which are not Assumed Contracts, (c) the trademark "Doubleday" and rights related thereto, (d) Seller's cash and cash equivalents and (e) all properties and assets owned by Seller but excluded from Purchased Assets under Section 1.2 as not "predominantly used" in the Business, as listed on Schedule 1.3.

     1.4 Assumed Liabilities.

     (a) Subject to the terms and conditions set forth in this Agreement and in reliance upon the representations, warranties, covenants and conditions herein contained, on the Closing Date Buyer shall assume, and shall only assume:

          (i) Seller's obligations under the Assumed Contracts, including without limitation Advertising Commitments (as defined in Section 4.16 hereof);



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

          (ii) Seller's obligations to fulfill outstanding orders to ABD customers at the Closing Date;

          (iii) subject to the provisions of Section 1.6, Seller's obligations to process ABD returns;

          (iv) the Simon & Schuster Commitment (as defined in Section 3.22 hereof);

          (v) Seller's obligation to satisfy the unpaid advances with respect to commitments negotiated by Seller with publishers for audiobook titles ("Unpaid Publisher Advance Commitments"), as set forth on Schedule 1.4(a)(v) (which Schedule shall identify the amount of each advance, the scheduled payment date(s) of such advance and the recipient thereof), as such Schedule shall be updated from time to time pursuant to Section 3.7 hereof;

          (vi) subject to the provisions of Section 3.20, Seller's obligations to make refunds to ABD customers in accordance with Buyer's return policy; and

          (vii) Unfulfilled Purchase Orders (as defined in Section 1.6 below);

in each and every case only to the extent that the foregoing represent obligations which are by their stated terms to be performed, in the ordinary course, subsequent to the Closing Date ("Assumed Liabilities"); provided, however, that the Buyer shall satisfy the Simon & Schuster Commitment regardless of the date on which it is by its stated terms required to be performed.

     (b) Anything herein contained to the contrary notwithstanding, the following liabilities of Seller are specifically excluded from the Assumed Liabilities and shall constitute "Retained Liabilities":

          (i) any and all income, franchise, sales, use, property, payroll, employment, transfer and any other taxes, charges, fees, levies, imports, duties, licenses or other assessments, together with interest, penalties and any other additions to tax or additional amount imposed by any governmental or taxing authority, or liability for such amounts as a result of Seller being a member of an affiliated, consolidated, combined or unitary group or being a party to any agreement or arrangement whereby Seller may be liable for taxes or any other person for any period prior to (or up to and including) the close of business on the day prior to the Closing Date;



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

          (ii) any and all employment or consulting arrangements, executive compensation plans, collective bargaining agreements, bonus plans, guaranteed bonus agreements, deferred compensation agreements, employee pension plans or retirement plans, employee profit sharing plans, employee stock purchase and stock option plans, group life insurance, hospitalization insurance or other plans or arrangements providing for benefits to employees of Seller;

          (iii) any liabilities and obligations of Seller, the existence of which constitutes a breach of any of the representations, warranties or covenants made by Seller in this Agreement or in any document delivered by it pursuant hereto;

          (iv) any liabilities and obligations arising out of or in connection with any litigation, investigation or proceeding to which Seller is a party, or which are based upon events occurring or circumstances existing prior to the Closing Date;

          (v) any liabilities and obligations of Seller for any breach or violation, prior to the Closing Date, of any of the Assumed Contracts;

          (vi) except for the Simon & Schuster Commitment (which shall be Buyer's obligation), any liabilities and obligations with respect to Unpaid Publisher Advance Commitments becoming due and payable prior to the Closing Date;

          (vii) any liabilities and obligations with respect to the Advertising Commitments becoming due and payable prior to the Closing Date (except for Buyer's obligations to partially reimburse Seller in respect of the March/April 1999 Mailing (as defined in Section 3.23 hereof)); and

          (viii) any other liability or obligation which is not an Assumed Liability.

     (c) For purposes of clarification, notwithstanding the assignment of any contract or other rights included in the Purchased Assets, except as otherwise provided herein, Seller has not assigned and Buyer has not assumed and Seller retains its rights and its obligations, including all rights and remedies of enforcement, with respect to receivables or other amounts owed or obligations to or from Seller on sales of ABD merchandise or other transactions prior to the Closing Date.

     1.5 Purchase Price. Subject to any adjustment pursuant to Section 1.6 hereof, the purchase price for the Purchased Assets shall be $21 million payable in cash (the "Purchase Price") at the Closing. As a further inducement to Buyer to enter into this Agreement, the Seller has agreed to enter into the Non-Compete Agreement, Mailing Agreement and the Transitional Services Agreement (as such terms are defined in Article 3). The Purchase Price shall be allocated as set forth on Schedule 1.5 hereto (Buyer and Seller each hereby agreeing to report the transaction for tax purposes on a basis consistent therewith). Any adjustment to the Purchase Price shall be allocated to the various categories of Purchased Assets by adjusting them accordingly.

     1.6 Purchase Price Adjustments. The Buyer and the Seller shall in good faith calculate any adjustments to the Purchase Price in accordance herewith.

          (a) In the event the Closing Inventory Price (as defined herein) is determined to be less than $2,400,000, then the Purchase Price shall be reduced by the difference between the Closing Inventory Price and $2,400,000. In the event the Closing Inventory Price is determined to be greater than $2,400,000, then the Purchase Price shall be increased by the difference between the Closing Inventory Price and $2,400,000; provided that, notwithstanding the foregoing, in no event shall the Purchase Price be increased pursuant hereto in excess of $500,000. For purposes hereof, "Closing Inventory Price" shall mean the aggregate dollar value of the Inventory transferred hereunder as calculated by multiplying (1) the Cost of Merchandise (as defined herein) for a particular item by (2) the Inventory Count (as defined herein) in respect of such item, each to be determined as follows:

               (i) The "Cost of Merchandise" shall mean the Seller's cost, based solely on expenditures to third parties per item of Inventory, as set forth on Schedule 1.6(a) ("Cost of Merchandise Schedule"); provided, however, that for purposes hereof, costs relating to any purchase orders for which Seller has not received the underlying merchandise as of the Closing Date (the "Unfulfilled Purchase Orders") shall be excluded from such schedule. The Cost of Merchandise Schedule shall be delivered by Seller to Buyer no later than 20 days prior to the scheduled Closing Date. Upon the delivery of the Cost of Merchandise Schedule to Buyer, the Buyer shall have ten (10) business days in which to review the calculations contained therein and to propose such adjustments (if any) as shall in its judgment be appropriate to properly reflect applicable costs. In connection with such review the Buyer


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

          and Buyer's accountants, if requested by Buyer, will have reasonable access to all requisite accounting and other records of Seller and may, at its expense, employ such tests and auditing procedures as the Buyer deems to be appropriate under the circumstances. If the parties' representatives cannot agree within three (3) business days of Buyer's response that the Cost of Merchandise Schedule correctly reflects the cost of the items of Inventory, the cost calculations in question shall be submitted to a mutually acceptable third-party for review and resolution, with the fees and expenses thereof to be shared equally by the parties; and any determination by such third-party shall be final and binding upon the parties hereto.

               (ii) The Inventory Count shall be a physical count of the Inventory conducted by representatives of the Buyer and Seller, to be supervised or observed, if requested, by either Buyer or Seller (and at the requesting party's sole expense), by Buyer's accountants, as brought forward and adjusted through the close of business on the day before the Closing (the "Inventory Date") to reflect all interim sales and acquisitions by the Seller. The parties will commence taking the Inventory Count no later than seven (7) days prior to the scheduled Closing Date and will use their best efforts to complete said count no later than 48 hours prior to Closing. In any event, the actual Inventory Count shall be completed prior to the Closing. During the taking of the Inventory Count, the parties shall exclude any damaged or defective merchandise as well as any inventory acquired by Seller prior to Closing without the prior written consent of Buyer as provided in Section 3.6(vii) hereof ("Excluded Inventory"), and such damaged and defective merchandise and the Excluded Inventory shall not be included in the Inventory Count for purposes of calculating the Closing Inventory Price. During the period after the commencement of the Inventory Count and ending on the Closing Date, the parties' representatives shall endeavor to agree upon which merchandise is damaged, defective or Excluded Inventory, if such representatives cannot agree on whether particular merchandise is damaged, defective or Excluded Inventory, the merchandise in question shall be submitted to a mutually acceptable third-party for review and resolution, with the fees and expenses thereof to be shared equally by the parties; and any determination by such third-party shall be final and binding upon the parties hereto.

          (b) (i) In the event that the number of Active Members (as defined herein) is less than 152,000 as of the Closing (the "Active Member Threshold Amount"), then the Purchase

     Price shall be reduced by the product of (1) the difference between the actual number of Active Members, as set forth on Schedule 1.6(b)(i), and the Active Member Threshold Amount multiplied by (2) $50. For purposes hereof, an "Active Member" shall mean (A) all members enrolled in ABD that have been mailed the Seller's ABD regular member catalog mailings during the most recently completed regular promotion period who do not have a past due balance greater than 26 weeks and (B) all new members that were enrolled and were shipped an enrollment package during the specified promotion period who do not have a past due balance greater than 14 weeks, as set forth on Schedule 1.6(b)(i).

          (ii) In the event that the number of Inactive Members (as defined herein) is less than 268,850 as of the Closing (the "Inactive Member Threshold Amount"), then the Purchase Price shall be reduced by the product of (1) the difference between the actual number of Inactive Members, as set forth on Schedule 1.6(b)(ii), and the Inactive Member Threshold Amount multiplied by (2) $25. For purposes hereof, "Inactive Member" shall mean all members enrolled in ABD at one time or another, but who are not deemed "Active Members" as of the date hereof, as set forth on Schedule 1.6(b)(ii).

          (iii) The Buyer shall have ten (10) business days in which to review the membership lists contained on Schedules 1.6(b)(i) and (ii) and to propose such adjustments (if any) as shall in its judgment be required to properly reflect actual membership. In connection with such review, the Buyer and Buyer's accountants, if requested by Buyer, will have reasonable access to all requisite accounting and other records of Seller and may, at its expense, employ such tests and auditing procedures as the Buyer deems to be appropriate under the circumstances. If the parties' representatives cannot agree within three (3) business days of Buyer's responses that the membership lists correctly reflect the number of Active and Inactive Members, the lists shall be submitted to a mutually acceptable third-party for review and resolution, with the fees and expenses thereof to be shared equally by the parties; and any determination by such third-party shall be final and binding upon the parties hereto.

     2. Closing.

     2.1 Closing Date. The closing of the sale and purchase provided for herein (the "Closing") shall take place at 10 A.M., New York time, at the offices of Tenzer Greenblatt LLP, 405 Lexington Avenue, New York, New York 10174, within five (5) business days after the Buyer consummates a debt funding (the "Financing"), resulting in net proceeds of not less than $70,000,000 to Audio to be used first to repay $49,000,000 of indebtedness and other obligations under existing loans or credit facilities of Audio, and then to the payment of the Purchase Price (such time and date of Closing being hereinafter called the "Closing Date"). Notwithstanding anything to the contrary contained herein, if the Financing has not been consummated by May 31, 1999, then either party may terminate this Agreement without liability other than as may be set forth in Section 10.1 hereof, unless the parties shall otherwise mutually agree to extend this Agreement.

     2.2 Action by Buyer. Subject to the terms and conditions herein contained, on the Closing Date Buyer shall deliver to Seller (in addition to the documents and instruments to be delivered by it pursuant to Article 3 and Section 8.2 hereof), on account of the Purchase Price for the Purchased Assets, $21 million (subject to adjustment as set forth in Section 1.6 above) by wire transfer of immediately available funds. Seller shall designate the account and provide Buyer with wiring instructions no later than two (2) business days prior to the Closing Date. Buyer shall also enter into the Non-Compete Agreement, the Mailing Agreement and the Transitional Services Agreement, together with the other agreements contemplated hereby, at the Closing.

     2.3 Action by Seller. Subject to the terms and conditions herein contained, on the Closing Date Seller shall deliver to Buyer (in addition to the documents and instruments to be delivered by it pursuant to Article 3 and Section 8.1 hereof) the following:

     (a) a duly executed Bill of Sale and Assignment in substantially the form of Exhibit 1 attached hereto and made a part hereof; and

     (b) assignments with respect to the Intellectual Property Rights (in forms suitable for recording in the United States Patent and Trademark Office and in the comparable offices of all relevant foreign jurisdiction) other instruments of transfer, including without limitation any assignments with respect to all Assumed Contracts (including License Agreements);

     (c) all third party consents and governmental and administrative approvals, as shall be, in the opinion of Buyer, reasonably necessary or appropriate in order to convey, transfer and assign to and vest in Buyer good and marketable right, title and interest in and to the Purchased Assets, free and clear of all liens, pledges, security interests, claims, charges and encumbrances of any nature whatsoever;

     (d) an updated schedule containing a true and complete list of all Unearned Publisher Advance Commitments as of the Closing Date, in form consistent with
Schedule 1.4(a)(v);



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

     (e) an updated schedule containing a true and complete list of the amount and scheduled payment date of all the unrecouped prepaid advances to audiobook publishers for audiobook titles as of the Closing Date, in form consistent with
Schedule 4.8;

     (f) an updated schedule containing a true and complete list of all back order files and collections files relating to the Business as of the Closing Date, in form consistent with Schedule 1.2(viii);

     (g) an updated schedule containing a true and complete list of the Advertising Commitments as of the Closing Date, in a form consistent with
Schedule 4.16;

     (h) an updated schedule containing a true and complete list of the Inventory as of the Closing Date, in a form consistent with Schedule 4.6A; and

     (i) Seller shall also enter into the Non- Compete Agreement, the Mailing Agreement and the Transitional Services Agreement, together with the other agreements contemplated hereby, at the Closing.

     3. Additional Covenants.

     3.1 Further Assurances/Cooperation.

     (a) Each party hereto shall from time to time after the Closing Date, at such party's sole cost and expense, take any and all actions and execute, acknowledge, deliver, file and/or record any and all documents and instruments, as the other party may reasonably request in order to more fully perfect the rights and obligations which are intended to be transferred hereunder.

     (b) Each of the parties hereto hereby agrees to fully cooperate with the other parties hereto in preparing and filing any notices, applications, reports and other instruments and documents which are required by, or which are commercially reasonable in the opinion of any of the parties hereto in respect of, any statute, rule, regulation or order of any governmental or administrative body in connection with the transactions contemplated hereby.

     3.2 Investigation.

     (a) Between the date hereof and the Closing Date Buyer may, directly and through its representatives, make such investigation of Seller related to the Business and the Purchased Assets as Buyer deems necessary or advisable, but such investigation shall not affect any of the representations and warranties of Seller contained herein or in any instrument or document delivered pursuant hereto. In furtherance of the foregoing, Buyer and Buyer's representatives shall have, upon prior reasonable notice to Seller and during Seller's normal business hours after the date hereof, full access to the premises and to the books and records of Seller to the extent applicable to the Business, and the officers of Seller shall furnish, and cause KPMG Peat Marwick LLP ("KPMG") to furnish, to Buyer and its representatives such financial and operating data and other information with respect to the Business and the Purchased Assets and permit Buyer to perform financial analyses and procedures thereon, all as Buyer may from time to time reasonably request. The information obtained by Buyer during such investigation shall be subject to the Confidentiality Agreement (as defined in Section 7.1).

     (b) Buyer and Seller acknowledge that anything in this Agreement contained to the contrary notwithstanding, Seller has not yet delivered any of the Schedules referred to in Articles 1, 3 and 4 of this Agreement. Seller shall deliver such Schedules to Buyer as soon as practicable hereafter, but in no event later than March 30, 1999. Buyer shall have twenty (20) business days after delivery of such Schedules to review and approve them. Buyer may, in its sole discretion, reject any of such Schedules within such twenty day period and terminate this Agreement. If Buyer has not rejected such Schedules within such period, then the Schedule(s) shall be deemed to have been accepted by the Buyer as the Schedule(s) referred to in such Articles.

     3.3 Consummation of Transaction. Each party shall use its best efforts to cause all conditions precedent to its obligations and to the obligations of the other party hereto to consummate the transactions contemplated hereby to be satisfied, including, but not limited to, using its best efforts to obtain all required consents, waivers, amendments, modifications, approvals, authorizations, novations and licenses; provided, however, that nothing herein contained shall be deemed to modify any of the obligations imposed upon any of the parties hereto under this Agreement or any agreement executed and delivered pursuant hereto.

     3.4 Accuracy of Representations. Each party hereto agrees that prior to the Closing Date it will enter into no transaction and take no action, and will use its best efforts to prevent the occurrence of any event, which would result in any of its representations, warranties or covenants contained in this Agreement or in any agreement, document or instrument delivered pursuant hereto not to be true and correct, or not to be performed as contemplated, at and as of the time immediately after the occurrence of such transaction or event.

     3.5 Non-Assignable Contracts. Anything in this Agreement contained to the contrary notwithstanding, nothing in


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

this Agreement shall be construed as an attempt to assign (a) any contract or agreement that is at law non-assignable without the consent of the other party thereto and as to which such consent shall not have been given, or (b) any contract or agreement as to which all the remedies for the enforcement thereof and the rights thereunder enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. Attached hereto as Schedule 3.5 is a list of all such non-assignable contracts. In order, however, that the full value of every contract and agreement of the character described in clauses (a) and (b) of the immediately preceding sentence and all claims and demands relating to such contracts and agreements may be realized, Seller hereby agrees with Buyer that it will, at its sole cost and expense, at the reasonable request and under the direction of Buyer, in the name of Seller or otherwise, as Buyer shall specify and as shall be permitted by law, take all such action and do or cause to be done all such things as shall be, in the opinion of Buyer, necessary or desirable (1) in order that the rights and benefits of Seller under such contracts and agreements shall be preserved and
(2) for, and to facilitate, the collection of the monies due and payable, and to become due and payable, to Seller in and under every such contract and agreement, and Seller will hold the same for the benefit of and will pay the same, when received, to Buyer.

     3.6 Conduct of Business. The Seller shall conduct the Business during the period from the date hereof to the Closing Date, and during the transition period contemplated by the Transitional Services Agreement, only in the ordinary course of business and in a manner consistent with existing policies and practices, and in compliance with applicable laws, except pursuant to the terms hereof or unless Buyer shall otherwise agree in writing; and Seller shall use its best efforts to preserve intact the Business, to maintain and preserve the Purchased Assets, to continue new member recruitment and enrollment activities at levels consistent with past practices to maintain/increase its membership base, to keep available the services of key management personnel of the Business and to preserve the present goodwill of Seller and its relationships with customers, suppliers and other persons with whom it has Business relations. By way of illustration and not limitation, Seller shall not, between the date hereof and the Closing Date, directly or indirectly do, or propose or commit to do, any of the following without the prior written consent of Buyer:

          (i) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any of the Purchased Assets, except the sale of the Inventory in the ordinary course of business (and any associated reduction in unearned royalties); provided, however, that Seller shall not make any wholesale, remainder or other bulk sale of any portion of the Inventory to a third-party purchaser, and shall not factor, sell, encumber or otherwise dispose of any accounts receivable relating to list rentals or offer on a widespread basis discounts or similar incentives to accelerate the collection of accounts receivable relating to list rentals;

          (ii) sell, assign or transfer any patents, trademarks, trade names, copyrights, licenses or other intangible assets related to the Business or the Purchased Assets;

          (iii) cause Seller to suffer any event or condition of any character materially and adversely affecting the Business or the Purchased Assets;

          (iv) alter the Masterfile Database or price lists relating to the Business, other than in the ordinary course of business; provided, however, that Seller may be permitted to increase prices with respect to audiobook titles in a commercially reasonable manner and if market conditions permit;

          (v) waive or accelerate any rights of value or enter into any transactions with respect to the Business not in the ordinary course of business;

          (vi) enter into, renegotiate or modify any license agreements with publishers for audiobook titles, which agreements provide for payment in excess of $20,000, individually;

          (vii) purchase, or enter into an agreement to purchase, inventory having a Cost of Merchandise in excess of $10,000 and not subject to or otherwise covered by any License Agreement; provided, however, that in the event that Buyer does not respond within 24 hours after Seller's notice requesting approval in respect of any such purchase or agreement, then Buyer shall be deemed to have consented to such purchase or agreement;

          (viii) authorize or permit its officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative to sell, agree to sell or enter into any arrangements or negotiations or authorize any third party to enter into negotiations or solicit offers of any type or provide information, cooperate in any way or assist, facilitate or encourage discussions, relating to the sale, transfer or other disposition of the Business (including any merger or consolidation involving the Seller or any other similar transaction);

          (ix) fail to maintain the books of account and records exclusively relating to the Purchased Assets in the usual, regular and ordinary manner, on a basis consistent with past practice, or fail to comply with all material laws applicable to the conduct of the Business with respect to the Purchased Assets and perform its obligations relating to the Business with respect to the Purchased Assets without default;

          (x) make or institute any material changes to the Advertising Commitments (for purposes hereof, a "material" change shall be any change in the Advertising Commitments having an economic value in excess of $20,000); or

          (xi) authorize any of, or commit or agree to take, any of the foregoing actions.

     3.7 Schedule Updates. Every two (2) weeks from the date hereof until the Closing, the Seller will notify the Buyer by written update to Schedules 1.2(vii) (analytical and testing reports and files), 1.4(a)(v) (Unpaid Publisher Advance Commitments), 4.6A (Inventory), 4.8 (License Agreements) and 4.16 (Advertising Commitments) of any matter occurring after the date hereof which, if existing or occurring on the date hereof would have been required to be set forth on such Schedules or which would render inaccurate any of the statements contained in such Schedules (each a "Supplement"). Upon Buyer's receipt of such Supplement, such representations and warranties will be deemed to be automatically updated as set forth therein; provided, however, that no Supplement provided pursuant to this Section shall be deemed to cure any breach of any representation, warranty or covenant in this Agreement existing as of the date hereof.

     3.8 Payment of Taxes Upon Transfer of Purchased Assets. Seller shall responsible for, and shall pay, any and all sales, use, purchase, transfer and similar taxes and any and all filing, recording, registration and similar fees, arising out of the transactions contemplated by this Agreement.

     3.9 Discharge of Liens. Buyer shall cause all liens, pledges, security interests, claims, charges and encumbrances upon any of the Purchased Assets, to be terminated or otherwise discharged at or prior to the Closing.

     3.10 Retained Liabilities. Subsequent to the Closing Date, Seller shall pay, discharge and perform the Retained Liabilities. All such Retained Liabilities in excess of $5,000 shall be performed in due course, except for any Retained Liabilities which are the subject of a good faith dispute, in which event Seller shall provide Buyer written notice within five (5) days of the initiation of such dispute.

     3.11 Books and Records. Seller shall, for a period of at least seven years following the Closing Date, maintain and make available to Buyer and its representatives for inspection and reproduction, during regular business hours, all books and records relating to the Purchased Assets, the Business or the Assumed Liabilities which are not included among the Purchased Assets. Buyer shall, for a period of at least seven years following the Closing Date, maintain and make available to Seller and its representatives for inspection and reproduction, during regular business hours, all books and records relating to the Purchased Assets, the Business or the Assumed Liabilities which are included among the Purchased Assets, but only insofar as said books and records relate to periods ending on or prior to the Closing Date.

     3.12 Preparation of Financial Information.

     (a) Seller shall cause KPMG, the independent accountants of Seller, to prepare audited financial statements for the Business for the years ended June 30, 1998 and June 30, 1997 and unaudited interim financial statements with respect to the Business for the six months and twelve months ended December 31, 1997 and December 31, 1998 and for the three months ending March 31, 1999 and March 31, 1998, (collectively, the "Financial Statements"), and to provide all necessary assistance with respect thereto, it being understood and agreed by Seller that such assistance shall include, without limitation, (i) providing the independent accountants of Seller, Buyer and Buyer's representatives with all necessary financial information and data relating to the Business for such periods, (ii) making available to the independent accountants of Seller and to Buyer all employees of Seller deemed necessary by Buyer to assist in the preparation of such financial statements, and (iii) if requested by the independent accountants of Seller, delivering a management representation letter.

     (b) The fees and expenses of KPMG in preparing Financial Statements for the Business as provided in this Section in an amount estimated by Seller's independent accountants to be $110,000 to $140,000 shall be borne equally by Buyer and Seller. Additional expenses estimated to be in the amount of $25,000 for a review of the quarters ended March 31, 1999 and March 31, 1998 shall be borne equally by Buyer and Seller.

     (c) Additional accounting fees charged by Seller's independent accountants for "Comfort Letters" or other costs associated with any financing by Buyer shall be borne by Buyer.

     3.13 Mailing Agreement. At the Closing, Buyer and Seller shall enter into a strategic partnership and cross marketing relationship for internet advertising and marketing, in the form attached hereto as Exhibit 2 (the "Mailing Agreement").

     3.14 Transitional Services Agreement.

     (a) At the Closing, Buyer shall enter into a transitional services agreement, in the form attached hereto as Exhibit 3 (the "Transitional Services Agreement").

     (b) Except as may otherwise be agreed to by the parties hereto, Seller shall as soon as practicable after the expiration of the Transitional Services Agreement (the "Services Termination Date") delete or destroy all copies of the Masterfile Database in Seller's possession or control; provided, however, that Seller shall, for a period of 120 days following the Services Termination Date, retain limited use of the relevant portion of the Masterfile Database pertaining only to member accounts having past due account balances still outstanding at the Closing Date for the sole purpose of collecting such receivables. Every thirty (30) days thereafter, Seller shall purge such member account information for such accounts as have been paid. Buyer shall also make available to the Seller that member account information for which Seller becomes legally compelled to produce with respect to claims arising out of events occurring prior to the Closing Date.

     3.15 Notice to Club Members. At the Closing, Seller shall issue a notice in a form reasonably approved by both parties, to all Active and Inactive Members advising them of the purchase by Buyer.

     3.16 Hart-Scott-Rodino Act. Each of the parties shall promptly file, or shall cause its "ultimate parent entity", as defined in the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), to file, and shall assist the other party in filing, any Notification and Report forms and related material that it may be required to file under the Act; will use its best efforts to obtain an early termination of the applicable waiting period; and will make any further filings pursuant thereto that may be necessary, proper or advisable in connection therewith. Buyer and Seller will be equally responsible for payment of any applicable filing fees.

     3.17 Employees. Buyer shall have no obligation to employ any employees or Seller.

     3.18 Waiver of Compliance with Bulk Transfer Laws. Subject to the provisions of Section 6.1, with respect to the transactions contemplated by this Agreement, Buyer hereby waives compliance with any applicable provisions of the bulk transfer laws (Article 6 of the Uniform Commercial Code).

     3.19 Non-Compete Agreement. At the Closing, the Seller shall enter into a non-compete agreement, in the form attached hereto as Exhibit 4 (the "Non-Compete Agreement").

     3.20 Reimbursement of Buyer. Seller shall within ten (10) days of written itemized request reimburse Buyer for any refunds, credits, returns, replacements, repairs and warranty costs and expenses with respect to sales of merchandise by Seller through ABD prior to the Closing, provided such costs and expenses are made or incurred by Buyer within the six (6) month period after the Closing Date; further provided, however, that the Seller shall not be obligated to Buyer for any refunds, credits, returns, replacements, repairs or warranty costs and expenses with respect to merchandise for which payment has not been made to Seller, in which event Seller shall assign to Buyer, and Buyer shall be entitled to collect for its own account, the applicable accounts receivable.

     3.21 Notice of Certain Matters. Each of the parties hereto shall give written notice to the other party, promptly upon becoming aware of (i) the occurrence of a material adverse change in the condition of the Purchased Assets or the Business, (ii) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could reasonably be expected to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Closing Date or (iii) any material failure on the part of either party to comply with of satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder; provided that the delivery of any notice pursuant to this Section 3.21 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     3.22 Payment of Simon & Schuster Commitment. When and if the Closing shall occur, Buyer shall be responsible for payment (and shall pay when due on or about May 1, 1999) the unpaid advance commitment to Simon & Schuster in the aggregate amount of $500,000 (the "Simon & Schuster Commitment").

     3.23 March/April Mailing. When and if the Closing shall occur, Buyer shall reimburse Seller an aggregate amount of $200,000 toward the costs and expenses incurred by Seller in connection with the production of the ABD direct mail campaign of not less than 2.6 million pieces scheduled for mailing in March/April 1999 (the "March/April 1999 Mailing").

     4. Representations and Warranties as to Seller. Seller hereby, represents and warrants to Buyer as follows:

     4.1 Organization, Standing and Power. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, with full corporate power and authority to own, lease and operate its properties and to carry on the Business as presently conducted by it. Except for the states of Pennsylvania, Indiana and Virginia, there are no states or jurisdictions in which the character and location of any of the properties owned or leased by Seller, or the conduct of its business, makes it necessary for it to qualify to do business as a foreign corporation.

     4.2 Interests in Other Entities. Seller does not (i) own, directly or indirectly, of record or beneficially, any shares of voting stock or other equity securities of any other corporation engaged in the same or similar business to the Business; (ii) have any ownership interest, direct or indirect, of record or beneficially, in any unincorporated entity engaged in the same or similar business to the Business; or (iii) have any obligation, direct or indirect, present or contingent, (A) to purchase or subscribe for any interest in, advance or loan monies to, or in any way make investments in, any other person or entity engaged in the same or similar business to the Business, or (B) to share any profits or capital investments or both from a entity engaged in the same or similar business to the Business.

     4.3 Authority. The execution and delivery by Seller of this Agreement and of all of the agreements to be executed and delivered by it pursuant hereto, the performance by it of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller (including, but not limited to, the unanimous consent of Bertelsmann AG Book Board of Directors and Seller has all necessary power with respect thereto. This Agreement is, and when executed and delivered by Seller each of the other agreements to be delivered by it pursuant hereto will be, the valid and binding obligation of Seller, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

     4.4 Noncontravention. Neither the execution and delivery by Seller of this Agreement or of any agreement to be executed and delivered by any or all of them pursuant hereto, nor the consummation of any of the transactions contemplated hereby or thereby, nor the performance it of its obligations hereunder or thereunder, will (nor with the giving of notice or the lapse of time or both would) (A) conflict with or result in a breach of any provision of the Certificate of Incorporation or By-laws of Seller or (B) give rise to a default, or any right of termination, cancellation or acceleration, or otherwise be in conflict with or result in a loss of contractual benefits to Seller, under any of the material terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which it is a party or by which Seller or any of the Purchased Assets may be bound, or require any consent, approval or notice under the terms of any such document or instrument, or (C) violate any order, writ, injunction, decree, law, statute, rule or regulation of any court or governmental authority which is applicable to, and which violation has a material adverse affect on, Seller or any of the Purchased Assets, or (D) result in the creation or imposition of any lien, claim, restriction, charge or encumbrance upon any of the Purchased Assets, or (E) interfere with or otherwise materially adversely affect the ability of Buyer to carry on the Business after the Closing Date on substantially the same basis as is now conducted by Seller.

     4.5 Properties. Except for the Excluded Assets, the Purchased Assets comprise all of the properties and assets which are necessary in order for Buyer to carry on the Business after the Closing Date on substantially the same basis as is now conducted by Seller. Seller has good and valid title to all of the Purchased Assets, free and clear of all liens, pledges, security interests, claims, charges or encumbrances of any nature whatsoever. Schedule 4.5 is a complete list of all property owned by Seller or leased by or to Seller, or which is otherwise used or available for use in connection with the Business. The Seller's ABD masterfile database includes, without limitation, all active and inactive customer (member) data, sales/returns transaction history, payment history, promotional marketing data and history, and collections history (such data being hereinafter collectively referred to as the "Masterfile Database"). The Masterfile Database is able to be copied to a magnetic tape form in readable format or other format requested by Buyer. The Masterfile Database contains the name, address, marketing and transaction history for each Active and Inactive Member. The Masterfile Database contains no less than 160,000 Active Members and no less than 283,000 Inactive Members. The Business has no other Active Members or Inactive Members (since inception) other than as disclosed on Schedules 1.6(b)(i) and (ii). Seller has not sold or granted any other party rights or access to the Masterfile Database except as set forth in Schedule 4.5. Schedule
4.5 is a complete list of all rentals of the Masterfile Database in the five (5) years preceding the date hereof, including the names of the renter (and if an agency, the client of the agency, if known), the amount received or to be received from such rental and, to the extent unpaid as of the date hereof, the due date for payment thereof. Attached as Schedule 4.5 is a list of all audiobook titles distributed by ABD in the last six (6) months (the "Current Titles").

     4.6 Inventory. The inventory of the Seller consists of all audiobooks and premium merchandise (e.g., audio cassette players and audio-video merchandise), wherever located, related to the Business as set forth on Schedule 4.6A hereto (all such items being hereinafter collectively referred to as the "Inventory"), other than those audiobooks set forth on Schedule 4.6B and not offered through the Business, all of which Inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is damaged or defective. The

Inventory consists of no less than 675,000 units of audiobook products and no less than 55,000 units of premium merchandise, with a Cost of Merchandise of no less than $2.4 million.

     4.7 Book Clubs. Schedule 4.7 is a complete list of each of the book clubs operated by Seller and its subsidiaries for which Seller or such subsidiaries offers such club's membership lists or database for rental, including without limitation CROSSINGS, CROSSINGS FOR KIDS, DOUBLEDAY BOOK CLUB, DOUBLEDAY LARGE PRINT HOME LIBRARY, LITERARY GUILD, MILITARY BOOK CLUB, MYSTERY GUILD, SCIENCE FICTION BOOK CLUB, STAGE & SCREEN and Continuity Programs operated by LITERARY EXPRESS, INC., and any new book clubs formed or acquired by Seller and/or its subsidiaries after the date hereof.

     4.8 Intellectual Property.

     (a) Schedule 4.8 is a complete and correct list of all (i) United States and foreign patents, trademark and trade name registrations, trademarks and trade names, brandmarks and brand name registrations, servicemarks and servicemark registrations, assumed names and copyrights and copyright registrations, owned in whole or in part and used by Seller with respect to the Business, and all applications therefor, including without limitation the "AUDIOBOOKS DIRECT" name, (ii) inventions, discoveries, improvements, processes, formulae, proprietary rights and trade secrets relating to the Business (including customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (iii) domain name, fictitious and d.b.a. name, proprietary "800" and "888" prefix phone numbers, Internet URL's and other identifier and proprietary rights owned or used by Seller in connection with the Business (and with respect to such "800" and "888" prefix phone numbers, Seller will use commercially reasonable efforts to obtain from its long distance carrier consent to the assignment and transfer of all such phone numbers and related rights), and (iv) licenses, sublicenses and similar agreements (including pending) between Seller or ABD and the respective copyright owners of all labels currently distributed by the Business (the "License Agreements") (all such items listed in (i) through (iv) above being hereinafter referred to as "Intellectual Property Rights"). Schedule 4.8 also identifies, with respect to the License Agreements, the copyright owners, the advance and the amount and scheduled payment date of the advance, if any, which has not been recouped (including without limitation the Simon & Schuster Commitment). Except as set forth on Schedule 4.8, the License Agreements permit distribution of audiobooks to club members located in the United States and Canada and are the Business's standard form of License Agreement, a copy of which is annexed to Schedule 4.8. Except for finished goods purchased directly from publisher's inventory, all Current Titles are subject to effective License Agreements.

     (b) Except as expressly set forth in said Schedule 4.8, (i) Seller owns or has the right to use all of the Intellectual Property Rights; (ii) no proceedings are pending or, to the best of the knowledge of Seller are threatened, which challenge the rights of Seller in respect thereto or the validity thereof and, to the best knowledge of Seller, there is no valid basis for any such proceedings; (iii) none of the aforesaid violates any laws, statutes, ordinances or regulations, or has at any time infringed upon or violated any rights of others, or is being infringed by others; and (iv) none of the aforesaid is subject to any outstanding order, decree, judgment, stipulation or charge.

     4.9 Absence of Changes. Since December 31, 1998, there has not been (a) any material adverse change in the condition (financial or otherwise), assets, liabilities, business, prospects, or results of operations of the Business (including, without limitation, any such material adverse change resulting from damage, destruction or other casualty, loss, whether or not covered by insurance), (b) any waiver by Seller of any material right, or cancellation of any debt or claim, related to the Business, or (c) any change in the accounting principles or methods which are utilized by Seller.

     4.10 Litigation. Except as set forth in Schedule 4.10 there are no claims, suits, actions, arbitrations, investigations, inquiries or other proceedings before any governmental agency, court or tribunal, domestic or foreign, or before any private arbitration tribunal, pending or, to the best of the knowledge of Seller, threatened, against or relating to Seller, the Business or any of the Purchased Assets; nor, is there any basis for any such claim, suit, action, arbitration, investigation, inquiry or other proceeding. There are no judgments, orders, stipulations, injunctions, decrees or awards in effect which relate to Seller, the Business or any of the Purchased Assets, the effect of which is (a) to limit, restrict, regulate, enjoin or prohibit any business practice in any area, or the acquisition of any properties, assets or businesses, or (b) otherwise materially adverse to the Business or any of the Purchased Assets.

     4.11 No Violation of Law. Seller is not engaging in any activity or omitting to take any action as a result of which (a) it is in violation of any law, rule, regulation, zoning or other ordinance, statute, order, injunction or decree, or any other requirement of any court or governmental or administrative body or agency, applicable to Seller, the Business or any of the Purchased Assets in any material respect, including, but not limited to, those relating to truth-in-advertising, occupational safety and health; environmental and ecological protection; business practices and operations; labor practices; and employee benefits, and (b) Seller, the Business and/or any of the

Purchased Assets have been or may be materially and adversely affected.

     4.12 Government and Third-Party Consents /Approvals. Except for the clearance required under the HSR Act, no approval, authorization, consent or order or action of, or filing with, any third party or court, administrative agency or governmental authority (a) is required for the execution and delivery by Seller of this Agreement and of all of the agreements to be executed and delivered by Seller pursuant hereto, or the consummation by Seller of the transactions contemplated hereby or thereby or (b) is necessary in order that the Business may be conducted immediately following the Closing Date substantially in the same manner as heretofore conducted.

     4.13 Products Liability. Schedule 4.13 lists all product liability claims made or to the knowledge of Seller threatened in Seller's last three (3) fiscal years with respect to the Business.

     4.14 Material and Other Contracts.

     (a) Schedule 4.14(a) lists all pending or executory contracts, agreements or commitments relating to the Business, including, without limitation, license agreements, product supplier agreements, distribution agreements, marketing agreements (including, without limitation, agreements relating to rights to list rentals, audio file, package inserts and ride alongs), non-competition agreements, confidentiality agreements and vendor agreements, and other agreements relating to the Intellectual Property Rights (all such items being hereinafter collectively referred to as the "Material Agreements"). True and complete copies of all such documents and complete descriptions of all oral contracts (if any) referred to in Schedule 4.14(a) have been provided or made available to Buyer and its counsel. Each of the Assumed Contracts is (i) in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and, to the best of the knowledge of Seller, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of material contractual benefits thereunder; and (ii) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder.

     (b) Schedule 4.14(b) contains a complete and correct list of all contracts, commitments, obligations and understandings which are not set forth in any other Schedule delivered hereunder and to which Seller is a party or otherwise bound, and which relate to the Business, except for each of those which (i) was made in the ordinary course of business, and (ii) either (A) is terminable by

Seller (and will be terminable by Buyer) without liability, expense or other obligation on 30 days' notice or less, or (B) may be anticipated to involve aggregate payments to or by Seller of $5,000 (or the equivalent) or less calculated over the full term thereof, and (iii) is not otherwise material to the Business or any of the Purchased Assets. Complete and correct copies of all contracts, commitments, obligations and undertakings set forth on any of the Schedules delivered pursuant to this Agreement have been furnished by Seller to Buyer, and except as expressly stated on the Schedule on which they are set forth, (y) each of them is in full force and effect, no person or entity which is a party thereto or otherwise bound thereby is in default thereunder, and, to the best of the knowledge of Seller, no event, occurrence, condition or act exists which does (or which with the giving of notice or the lapse of time or both would) give rise to a default or right of cancellation, acceleration or loss of material contractual benefits thereunder; and (z) there has been no threatened cancellations thereof, and there are no outstanding disputes thereunder.

     4.15 Business Financial Statements;1998 Revenues. Schedule 4.15 is a true and correct copy of the unaudited balance sheet with respect to the Business as at December 31, 1997 and December 31, 1998 and the related statement of operations for the years ended December 31, 1997 and December 31, 1998 and the latest interim financial statements (collectively, the "Business Financials"). The Business Financials have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may otherwise be indicated therein) and each presents fairly, in all material respects, the financial position of the Business as at the date thereof and the results of its operations and cash flow position for the period indicated. Seller represents and warrants that the revenues of Seller (net of refunds, credits, returns, replacements, repairs, warranty costs and expenses and bad debt expenses) for the year ended December 31, 1998 is no less than $17.6 million.

     4.16 Advertising. Schedule 4.16 hereto sets forth (to the extent each has been determined as of the date hereof and to the extent each relates solely to the Business) Seller's advertising plans, commitments and arrangements for fiscal year 1999 (the "Advertising Commitments"), identifying all merchandise (identified by SKU number) to be advertised by Seller for such period, together with all associated processing charges, postage, material costs and other advertising expenses. Schedule 4.16 shall also set forth a calendar of all scheduled campaigns (whether inserts, direct mailing, or otherwise) and the forecasted quantities and "response rates" with respect thereto.

     4.17 Books and Records. The books and records of Seller are complete and correct in all material respects, have been maintained in accordance with good business practices, and accurately reflect the basis for the financial condition, results of operations and cash flow of Seller as set forth in the Business Financials.

     4.18 Taxes. Seller has filed all tax returns that it was required to file and/or is the beneficiary of an applicable extension of time within which to file any tax return to be filed by or in respect of Seller. All tax returns filed by or in respect of Seller were correct and complete in all material respects. All taxes owed by or for Seller (whether or not shown on any tax return) have been paid or adequate provision for the payment thereof has been made. Seller has reported and duly paid state and local sales and use taxes in all states in which it is required to report and pay such taxes, including sales and/or use taxes on sales of merchandise and on promotional materials. There is no material dispute or claim concerning any tax liability of Seller either formally asserted or raised, or, to the knowledge of Seller, threatened by any governmental or administrative entity.

     4.19 Brokers. No agent, broker, person, or firm acting on behalf of Seller, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby.

     4.20 Information as to Seller. None of the representations or warranties made by Seller in this Agreement or in any agreement executed and delivered by it pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     5. Representations and Warranties as to Buyer. Buyer hereby represents and warrants to Seller as follows:

     5.1 Organization, Standing and Power. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate its properties and to carry on its business as presently conducted by it.

     5.2 Authority. The execution and delivery by Buyer of this Agreement and of each agreement to be executed and delivered by it pursuant hereto, the compliance by Buyer with the provisions hereof and thereof, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer, and Buyer has all necessary corporate power with respect thereto. This Agreement is, and when executed and delivered by Buyer each other agreement to be executed and delivered by it pursuant hereto will be, the valid and binding obligation of Buyer in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the rights of creditors generally and subject to the rules of law governing (and all limitations on) specific performance, injunctive relief, and other equitable remedies.

     5.3 Noncontravention. Neither the execution and delivery by Buyer of this Agreement or of any of the aforementioned other agreements, nor the consummation of the transactions contemplated hereby or thereby, nor the compliance by Buyer with the provisions hereof and thereof, will (nor with the giving of notice or the lapse of time or both, would) conflict with or result in a violation of any provision of the Certificate of Incorporation or By-laws of Buyer, or in the breach of any material agreement to which Buyer is a party or otherwise bound.

     5.4 Brokers. No agent, broker, person, or firm acting on behalf of Buyer, or under its authority, is or will be entitled to a financial advisory fee, brokerage commission or other like payment in connection with any of the transactions contemplated hereby.

     5.5 Information as to Buyer. None of the representations or warranties made by Buyer in this Agreement or in any agreement executed and delivered by or on behalf of any of them pursuant hereto are false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein contained not misleading.

     6. Indemnification.

     6.1 Indemnification by Seller. Seller shall indemnify and hold Buyer and Audio harmless from and against any and all losses, obligations, deficiencies, liabilities, claims, damages, costs and expenses including, without limitation, the amount of any settlement entered into pursuant hereto, and all reasonable legal and other expenses incurred in connection with the investigation, prosecution or defense of any matter indemnified pursuant hereto (a "Loss") which Loss Buyer or Audio may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) liabilities other than the Assumed Liabilities, (b) the noncompliance with any applicable bulk transfer laws of any jurisdiction, (c) the breach by Seller of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto, (d) the operation of the Business by Seller prior to the Closing Date (regardless of whether any claim is brought prior to or subsequent to the Closing), (e) any wilful misconduct or negligence by Seller which interferes with the transactions contemplated by this Agreement, or (f) any refunds, credits or replacement issued after the Closing Date relating to sales made by ABD prior to the Closing Date. Furthermore, Seller will indemnify and hold Buyer harmless against all liabilities, loss, expense, cost or obligations of any nature, known or unknown, fixed or contingent, matured or unmatured, to any party which Buyer might incur relating to the transaction contemplated hereunder and the transfer of the Business to Buyer regardless of whether said claim is instituted prior to or subsequent to the Closing and regardless of whether the transaction contemplated hereby is consummated. Seller will indemnify Buyer for any willful or negligent act by Seller interfering with the intent and/or terms of this Agreement and the transaction contemplated hereunder. This indemnification obligation shall also apply to claims directly by Buyer or Audio against the Seller as well as to third party claims.

     6.2 Indemnification by Buyer. Buyer and Audio indemnifies and holds Seller harmless from and against any Loss, which Loss Seller may sustain, suffer or incur and which arise out of, are caused by, relate to, or result or occur from or in connection with (a) the Assumed Liabilities, (b) the breach by Buyer of any representation, warranty or covenant made by it in this Agreement or in any agreement or instrument executed and delivered pursuant hereto, or (c) liabilities relating to the ABD merchandise sold (other than claims caused by a breach of a representation or warranty by Seller or negligent acts or omissions of Seller), or the operation of the Business by Buyer after the Closing Date. This indemnification obligation shall also apply to claims directly by Seller against Buyer or Audio as well as to third party claims.

     6.3 Third Party Claims. If a claim by a third party is made against any party or parties hereto and the party or parties against whom said claim is made intends to seek indemnification with respect thereto under this Article 6, the party or parties seeking such indemnification shall promptly notify the indemnifying party or parties, in writing, of such claim; provided, however, that the failure to give such notice shall not affect the rights of the indemnified party or parties hereunder unless such failure materially and adversely affects the indemnifying party or parties. The indemnifying party or parties shall have ten days after said notice is given to elect, by written notice given to the indemnified party or parties, to undertake, conduct and control, through counsel of their own choosing (subject to the consent of the indemnified party or parties, such consent not to be unreasonably withheld) and at their sole risk and expense, the good faith settlement or defense of such claim, and the indemnified party or parties shall cooperate with the indemnifying parties in connection therewith; provided: (i) in the case of Seller as the indemnifying party, it shall not thereby permit to exist any lien, encumbrance or other adverse change upon any of the Purchased Assets, Buyer or the Business, and (ii) the indemnified party or parties shall be entitled to participate in such settlement or defense through counsel chosen by the indemnified party or parties, provided that the fees and expenses of such counsel shall be borne by the indemnified party or parties. So long as the indemnifying party or parties are contesting any such claim in good faith, the indemnified party or parties shall not pay or settle any such claim; provided, however, that notwithstanding the foregoing, the indemnified party or parties shall have the right to pay or settle any such claim at any time, provided that in such event they shall waive any right of indemnification therefor by the indemnifying party or parties. If the indemnifying parties do not make a timely election to undertake the good faith defense or settlement of the claim as aforesaid, or if the indemnifying parties fail to proceed with the good faith defense or settlement of the matter after making such election, then, in either such event, the indemnified party or parties shall have the right to contest, settle or compromise the claim at their exclusive discretion, at the risk and expense of the indemnifying parties to the full extent set forth in Sections 6.1 or 6.2 hereof, as the case may be.

     7. Nondisclosure/Announcements.

     7.1 "Confidential Information" Defined. The parties hereto hereby agree that all confidential information of a party to which the other party obtains access shall be governed by and subject to all of the terms and conditions of the confidentiality covenants set forth in the Confidentiality Agreement dated February 10, 1997 (the "Confidentiality Agreement") between Audio and Seller, to which Confidentiality Agreement Buyer hereby agrees to be bound. The Confidentiality Agreement is further ratified by the parties hereto.

     7.2 Nondisclosure. Prior to receiving Hart-Scott Rodino approval, no party hereto shall issue any press release or otherwise divulge or disclose the existence of this Agreement, the terms hereof, or the transactions contemplated hereby without the prior written approval of the other parties hereto, except as may be required by applicable law or the applicable rules or regulations of any stock exchange. Upon receiving Hart-Scott-Rodino approval, the parties shall mutually agree on and issue a press release regarding the relationship contemplated in this Agreement, provided that under no circumstances shall the Purchase Price or any other financial terms of this Agreement be disclosed except as otherwise required by law.

     7.3 No disparagement. At no time during the period commencing on the date hereof and continuing for five years after the Closing Date shall Seller or any subsidiary thereof, on the one hand, or Buyer or Audio, on the other hand, disparage the commercial, business or financial reputation of the other parties hereto or any of their respective officers, directors, employees, agents or affiliates.

     7.4 Injunctive Relief, etc. The parties hereto hereby acknowledge and agree that (i) the parties hereto would be irreparably injured in the event of a breach by the other party of any of their respective obligations under this
Article 7, (ii) monetary damages would not be an adequate remedy for any such breach, and (iii) such non-breaching party shall be entitled to injunctive relief, in addition to any other remedy which it may have, in the event of any such breach. It is hereby also agreed that the existence of any claims which the breaching party may have against the non-breaching party, whether under this Agreement or otherwise, shall not be a defense to the enforcement by the non-breaching party of any of its rights under this Article 7.

     7.5 Scope of Restriction. It is the intent of the parties hereto that the covenants contained in this Article 7 shall be enforced to the fullest extent permissible under the laws of and public policies of each jurisdiction in which enforcement is sought (Seller, Buyer and Audio each hereby acknowledging that said restrictions are reasonably necessary for the protection of the other party). Accordingly, it is hereby agreed that if any one or more of the provisions of this Article 7 shall be adjudicated to be invalid or unenforceable for any reason whatsoever, said provision shall be (only with respect to the operation thereof in the particular jurisdiction in which such adjudication is made) construed by limiting and reducing it so as to be enforceable to the extent permissible.

     7.6 Additional Undertakings. The provisions of this Article 7 shall be in addition to, and not in lieu of, any other obligations with respect to the subject matter hereof, whether arising as a matter of contract, by law or otherwise.

     8. Conditions to Closing.

     8.1 Buyer's Right. Buyer shall have the right to terminate this Agreement and abandon the transactions contemplated hereby in the event that any of the following shall not be true or shall not have occurred, as the case may be, as of the Closing Date:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Seller contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) Performance of Agreements. Seller shall have performed all obligations and agreements, and complied with all covenants and conditions, in all material respects, contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto and required to be performed or complied with by it, in a commercially reasonable manner, at or prior to the Closing Date.

          (c) Opinion of Counsel for Seller. Buyer shall have received an opinion of Robert J. Posch, Jr., Vice President, Legal, Postal and Government Affairs for Seller, dated the Closing Date, in form reasonably satisfactory to the parties at the Closing.

          (d) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding before a court or administrative agency shall have been instituted by any person or entity in which it will be, or it is, sought to restrain, prohibit or change the material terms of or obtain material damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the commercially reasonable judgment of Buyer makes it inadvisable to proceed with the consummation of such transactions.

          (e) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by Seller of its obligations hereunder and under any agreement delivered pursuant hereto, or which in Buyer's judgment are reasonably necessary to continue unimpaired any rights in and to the Purchased Assets which could be impaired by the purchase and sale hereunder, shall have been duly obtained and shall be in full force and effect.

          (f) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Seller pursuant hereto, shall be reasonably satisfactory in all material respects to Buyer and its counsel.

          (g) Board Authorization. The approval of this Agreement and all of the transactions contemplated hereby by the Board of Directors of Buyer no later than March 15, 1999.

          (h) Due Diligence. Buyer being satisfied with the results of its "due diligence" investigation (as contemplated in Section 3.2 hereof) of Seller's business, liabilities, properties and assets are materially consistent with all of the data, statistics, financial statements, representations, assurances and other information, financial and otherwise relating to Seller's business liabilities, properties and assets provided to Buyer by Seller, either orally or in writing, prior to the date of this Agreement.

          (i) Ancillary Agreements. Buyer and Seller shall have entered into each of the Mailing Agreement, the Transitional Services Agreement and the Non-Compete Agreement.

          (j) No Material Adverse Changes. There shall not have occurred after the date hereof, in the reasonable judgment of Buyer, a material adverse change in the condition of the Purchased Assets or the Business.

          (k) Hart-Scott-Rodino Act. Buyer, Seller and any other person (as defined in the HSR Act) and the rules and regulations thereunder) which is required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the United States Department of Justice and the United States Federal Trade Commission pursuant to Title II of the HSR Act shall have made such filing, and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

     8.2 Seller's Right. Seller shall have the right to terminate this Agreement and abandon the transactions contemplated hereby in the event that any of the following shall not be true or shall not have occurred, as the case may be, as of the Closing Date:

          (a) Accuracy of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto shall have been true when made, and, in addition, shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

          (b) Performance of Agreements. Buyer shall have performed all obligations and agreements, and complied with all covenants and conditions in all material respects, contained in this Agreement or in any document, agreement or instrument delivered by it pursuant hereto and required to be performed or complied with by it at or prior to the Closing Date.

          (c) Hart-Scott-Rodino Act. Buyer, Seller and any other person (as defined in the HSR Act and the rules and regulations thereunder) required in connection with the transactions contemplated hereby to file a Notification and Report Form for Certain Mergers and Acquisitions with the United States Department of Justice and the United States Federal Trade Commission pursuant to Title II of the HSR Act shall have made such filing and the applicable waiting period with respect to each such filing (including any extension thereof by reason of a request for additional information) shall have expired or been terminated.

          (d) Validity of Transactions. The validity of all transactions contemplated hereby, as well as the form and substance of all agreements, instruments, opinions, certificates and other documents delivered by Buyer pursuant hereto, shall be reasonably satisfactory in all material respects to Seller and its counsel.

          (e) Board Authorization. The approval of this Agreement and all of the transactions contemplated hereby by the Boards of Directors of Seller and Bertelsmann AG Book no later than March 15, 1999.

          (f) Consents and Approvals. All consents, waivers, approvals, licenses and authorizations by third parties and governmental and administrative authorities (and all amendments or modifications to existing agreements with third parties) required as a precondition to the performance by Buyer of its obligations hereunder and under any agreement delivered pursuant hereto.

          (g) Opinion of Counsel for Buyer. Seller shall have received an opinion of Tenzer Greenblatt LLP, counsel for Buyer, dated the Closing Date, in form reasonably satisfactory to the parties at the Closing.

          (h) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby, and no suit, action, inquiry, investigation or proceeding before a court or administrative agency shall have been instituted by any person or entity in which it will be, or it is, sought to restrain, prohibit or change the material terms of or obtain material damages or other relief in connection with this Agreement or any of the transactions contemplated hereby, and which in the commercially reasonable judgment of Seller makes it inadvisable to proceed with the consummation of such transactions.

          (i) Ancillary Agreements. Buyer and Seller shall have entered into each of the Mailing Agreement, the Transitional Services Agreement and the Non-Compete Agreement.

     8.3 Effect of Abandonment. In the event that this Agreement is terminated and the transactions contemplated hereby are abandoned pursuant to the terms hereof, this Agreement shall forthwith become wholly void and of no force and effect, except as to Sections 10.1, 10.14 and Article 6 hereof and the obligations set forth in the Confidentiality Agreement; provided, however, that nothing in this Agreement contained shall be deemed to relieve any party hereto from liability for any breach of this Agreement prior to termination.

     9. Survival of Representations and Warranties.

     Each of the parties hereto hereby agrees that all representations and warranties made by or on behalf of it in this Agreement or in any document or instrument delivered pursuant hereto shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of two (2) years, except for the representations and warranties contained in Sections 4.11,
4.13 and 4.18, which shall survive for the applicable statute of limitations period.

     10. Miscellaneous Provisions.

     10.1 Expenses. Except as otherwise provided in this Agreement, each of the parties hereto shall pay his or its own costs and expenses in connection with this Agreement and the transactions contemplated hereby; provided, however, that Buyer shall reimburse Seller for all reasonable expenses incurred by Seller with respect to the audit pursuant to Section 3.12 hereof in the event that all conditions in Section 8.1 shall have been satisfied and Buyer, in breach of its obligations under this Agreement, willfully fails to close or consummate the Financing.

     10.2 Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given or made as of the date delivered, if delivered personally, or one (1) business day after having been deposited with courier, if sent by overnight courier or having been sent by telecopy, if sent by telecopy (receipt confirmed), or three (3) business days after having been mailed, if mailed by registered or certified mail, postage prepaid, return receipt requested, as follows:

         If to Buyer, to:                       ABD Acquisition Corp.
                                                20 Community Place
                                                P.O. Box 2346
                                                Morristown, New Jersey 07962
                                                Attn.: Michael Herrick, co-CEO

                                     - and -

                                                ABD Acquisition Corp.
                                                Corporate Blvd., N.W.
                                                Suite 222
                                                P.O. Box 5010
                                                Boca Raton, FL  33431-0810
                                                Attn.:  Norton Herrick, Co-CEO

         Copy to:                               Tenzer Greenblatt LLP
                                                405 Lexington Avenue
                                                New York, New York  10174
                                                Attn: Barry S. Rutcofsky, Esq.

         If to Seller, to:                      Doubleday Direct, Inc.
                                                401 Franklin Avenue
                                                Garden City, New York  11530
                                                Attention: Markus Wilhem,
                                                           President and CEO

         Copy to:                               Doubleday Direct, Inc.
                                                401 Franklin Avenue
                                                Garden City, New York  11530
                                                Attn: Robert J. Posch, Jr.,
                                                   Vice President, Legal,
                                                   Postal and Government Affairs

or to such other address as any party shall have designated by like notice to the other parties hereto (except that a notice of change of address shall only be effective upon receipt).

     10.3 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its choice of law principles.

     10.4 Waiver, etc. The failure of any of the parties hereto to at any time enforce any of the provisions of this Agreement shall not be deemed or construed to be a waiver of any such provision, nor to in any way affect the validity of this Agreement or any provision hereof or the right of any of the parties hereto to thereafter enforce each and every provision of this Agreement. No waiver of any breach of any of the provisions of this Agreement shall be effective unless set forth in a written instrument executed by the party or parties against whom or which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach.

     10.5 Assignment. Prior to the Closing Date, neither this Agreement nor any rights, interests or obligations hereunder may be assigned (by operation of law or otherwise) by any party hereto without the prior written consent of all of the parties hereto, except that Buyer may (a) assign any and all of its rights and remedies and delegate any and all of its obligations under this Agreement to any affiliate, subsidiary or any entity owned or controlled by Audio, provided such affiliate, subsidiary or entity agrees in writing to be bound by the terms hereof, and (b) grant a security interest in its rights under this Agreement to Buyer's lender, as administrative agent (the "Agent"), in connection with the financing of the transactions contemplated by this Agreement.

     10.6 Attorneys' Fees. The parties hereto agree that if any party seeks to resolve any dispute arising under this Agreement pursuant to a legal proceeding, the prevailing party to such proceeding shall be entitled promptly to receive from the other party, the fees and expenses (including reasonable attorneys' fees and expenses) incurred on the prevailing party's behalf in connection with such proceedings.

     10.7 Binding Effect; Benefits. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns. Nothing herein contained, express or implied, is intended to confer upon any person other than the parties hereto and their respective successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     10.8 Amendment. This Agreement may only be amended by a written instrument executed by each of the parties hereto.

     10.9 Severability. Any provision of this Agreement which is held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction(s) shall be, as to such jurisdiction(s), ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

     10.10 Entire Agreement. This Agreement (together with the other agreements and documents being delivered pursuant to or in connection with this Agreement including without limitation the Ancillary Agreements attached as Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and supersede all prior agreements and understandings of the parties, oral and written, with respect to the subject matter hereof.

     10.11 Schedules. The Schedules delivered pursuant to this Agreement are an integral part hereof. Each such Schedule shall be in writing, shall indicate the Section pursuant to which it is being delivered, and shall be initialled by the delivering party.

     10.12 Headings. The headings contained herein are for the sole purpose of convenience of reference, and shall not in any way limit or affect the meaning or interpretation of any of the terms or provisions of this Agreement.

     10.13 Execution in Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement, and shall become effective when one or more counterparts has been signed by each of the parties hereto and delivered to each of the other parties hereto.

     10.14 Remedies. Seller agrees and acknowledges that the rights and obligations set forth under this Agreement are of a unique and special nature and that Buyer may be, therefore, without an adequate legal remedy in the event of any violation of the covenants set forth in this Agreement by Seller. Accordingly, if Seller breaches its obligations under this Agreement, Buyer shall be entitled to seek enforcement of its remedies by an injunction, a restraining order, or a decree of specific performance requiring Seller to fulfill its obligations under this Agreement, in addition to all other rights and remedies, at law or in equity, that may be available to Buyer under this Agreement. Moreover, to facilitate the foregoing, Seller hereby expressly waives any requirement for the posting of a bond or similar security in connection with seeking of equitable remedies.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the date first above written.


Attest:                                        ABD ACQUISITION CORP.



________________________                       By:/s/ Michael Herrick
Secretary                                         --------------------------
                                                   Name: Michael Herrick
                                                   Title: Co-CEO

Attest:                                        DOUBLEDAY DIRECT, INC.




/s/ Robert J. Posch                            By: /s/ Markus Wilhelm
--------------------------                         --------------------------
Secretary                                          Name: Markus Wilhelm
                                                   Title:  President & CEO


With respect to the provisions set forth in Sections 6 and 7 of the foregoing agreement, the undersigned has executed hereinbelow.

Attest:                                        AUDIO BOOK CLUB, INC.



________________________                       By:/s/ Michael Herrick
Secretary                                         --------------------------
                                                   Name: Michael Herrick
                                                   Title: Co-CEO